Consent of Independent Registered Public Accounting Firm

The Board of Trustees The Dreyfus/Laurel Funds Trust:

We consent to the use of our reports dated December 20, 2007 incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statements of additional information.

New York, New York February 25, 2008